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AMENDMENT TO AGREEMENT AND PLAN OF MERGER

    THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (hereinafter, this "Amendment"), made as of this 26th day of January, 2001 (this "Amendment") by and among Pixelworks, Inc., an Oregon corporation ("Parent"), Panther Acquisition, Inc., a California corporation and direct, wholly-owned subsidiary of Parent ("MergerSub") and Panstera, Inc., a California corporation (the "Company").

WITNESSETH:

    WHEREAS, Parent, MergerSub, the Company and certain Shareholders of the Company listed on the signature pages attached thereto (each a "Signing Company Shareholder" and together, the "Signing Company Shareholders") have entered into an Agreement and Plan of Merger dated as of December 13, 2000 (the "Merger Agreement"); and

    WHEREAS, Parent, MergerSub and the Company desire to make the following immaterial amendments to the Merger Agreement as described below;

    NOW, THEREFORE, the parties hereto hereby agree as follows:

    1.  Amendment to Section 1.5.  Section 1.5 of the Merger Agreement is amended in its entirety to read as follows:

      "1.5  Articles of Incorporation and Bylaws.  Effective immediately following the Merger, the Company's Restated Articles (as defined below) shall be the articles of incorporation of the Surviving Corporation, and thereafter may be amended. Effective immediately following the Merger, the bylaws of the Company, as they exist immediately prior to the Merger, shall be the bylaws of the Surviving Corporation, and thereafter may be amended."

    2.  Effect of this Amendment.  Any reference in the Merger Agreement to "this Agreement," shall be deemed to be a reference to the Merger Agreement as amended by this Amendment.

    3.  Counterparts.  For the convenience of the parties hereto, this Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Each counterpart may be delivered by facsimile transmission.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment intending it to be effective as of the date first herein above written.

PIXELWORKS, INC.		PANTHER ACQUISITION, INC.
By:	/s/ Alley H. Alley Allen Alley, President	By:	/s/ Alley H. Alley Allen Alley, President
By:	/s/ Jeff Bouchard Jeff Bouchard, Secretary	By:	/s/ Jeff Bouchard Jeff Bouchard, Secretary
PANSTERA, INC.
By:	/s/ Yukuang Wang Yukuang Wang, President
By:	/s/ Guojin Liang Guojin Liang, Secretary

ACKNOWLEDGED AND AGREED TO BY SIGNING COMPANY SHAREHOLDERS

/s/ Yukuang Wang Yukuang Wang
/s/ Guojin Liang Guojin Liang
/s/ Wade Chang Wade Chang
OPTOMA CORP.
/s/ Wade Chang
By:	Wade Chang
Title:	President

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AMENDMENT TO AGREEMENT AND PLAN OF MERGER
  ACKNOWLEDGED AND AGREED TO BY SIGNING COMPANY SHAREHOLDERS